Exhibit 99.1

Investor Contact: Martin P. Galvan 610-862-0800

VIASYS Healthcare Inc. Reports Third Quarter
and Year-to-Date Results

Conshohocken, PA, October 29, 2003 – VIASYS Healthcare Inc. (NYSE:VAS), a leading healthcare technology company, today reported results for the quarter and nine months ended September 27, 2003.  All information is from continuing operations unless otherwise indicated.

Third Quarter

For the third quarter of 2003, revenues increased 4.3% to $87.1 million from the comparable quarter in 2002.  Operating income decreased 9.0% to $6.7 million.  Income from continuing operations after taxes decreased 1.2% to $4.5 million, or to $.15 per diluted share from $.18 per diluted share.  The favorable impact of foreign currency translation accounted for 2.7 percentage points of the revenue increase.

Excluding the impact of restructuring charges of $.5 million ($.3 million after-tax) in the third quarter of 2003 and $.6 million ($.4 million after-tax) in the third quarter of 2002, operating income decreased 10.3% and income from continuing operations after taxes decreased 3.1%.  On the same basis, earnings per diluted share were $.16 in the third quarter of 2003 and $.19 in the third quarter of 2002. (1)

Year-to-Date Results

For the first nine months of 2003, revenues increased 13.1% to $280.6 million.  Operating income increased 31.5% to $28.1 million.  Income from continuing operations after taxes increased 36.9% to $17.3 million or to $.61 per diluted share from $.47 per diluted share in the first nine months of 2002.  Excluding the impact of restructuring charges of $.5 million ($.3 million after-tax) and $3.8 million ($2.4 million after-tax) in the third quarters of 2003 and 2002 respectively, operating income increased 13.4% and income from continuing operations increased 17.1%.  On the same basis, earnings per diluted share were $.62 for the first nine months of 2003 versus $.56 in the first nine months of 2002. (1)  Net Income for the first nine months was $13.8 million or $.49 per diluted share compared to $4.3 million or $.16 per diluted share in the first nine months of 2002.  The favorable impact of foreign currency translation accounted for 4.0 percentage points of the revenue increase.

Chairman and CEO Comments

Randy Thurman, Chairman and CEO, commented on VIASYS’ performance:  “Overall year-to- date performance has been very positive and we expect strong business results in the fourth quarter.  Third quarter performance was principally affected by two factors: deferred shipments of AVEA from the end of the third quarter to the fourth quarter and continued restructuring of our NeuroCare business.

“AVEA is an advanced generation, integrated life support ventilator designed to meet the needs of all neonatal, pediatric and adult patients.  2003 was the first full year of introducing AVEA to the marketplace.  We delayed shipments of some AVEA units from the third quarter to the fourth quarter to validate a supplier component upgrade.  Validation was successful and AVEA shipments are on track for the full year plan.  Internationally and domestically, market acceptance of AVEA has been very positive largely because of its advanced design, proprietary features and use in neonatal through adult settings.

“NeuroCare continues to be a major turnaround as this business suffered from years of poor investments and undermanagement.  We have taken several steps to correct this.   We have rebuilt the senior management team and today announced that Lori Cross, previously President, GE/Datex Omeda U.S., will join us as Group President of VIASYS NeuroCare.  Also, we eliminated redundant personnel costs and refocused product development.  As a result, we expect to launch new products in 2004 and anticipate that this business will contribute to increased growth in revenue and income.  We expect that the fourth quarter of 2003 should mark the turnaround of NeuroCare with the business beginning to grow.  In the coming years, we expect to build upon our industry leading position in neurodiagnostics and for this business to become one of our profitable growth segments.

“In addition to the progress being made on AVEA and NeuroCare there are positive developments in other areas.  The VIASYS Respiratory Technologies business continues strong as we build upon our global leadership position in pulmonary function and sleep diagnostics.  Our new business initiatives in sleep diagnostics and therapy and clinical services are performing well.  Year-to-date the revenues of Respiratory Technologies, Critical Care and Europe are up 19%, 31% and 34% respectively.

“Perhaps the best indicator of our progress in rebuilding VIASYS is the exceptional talent we have attracted.  In addition to Lori Cross’ appointment as Group President, NeuroCare, Bill Murray has joined us as Group President, Respiratory Technologies.  He was previously with Medtronic.  Also, joining us from DecisionOne is Greg Martin.  Greg becomes Division President, Customer Care, our global customer service business.  Matt Bennett has joined VIASYS as Vice President and General Counsel from Morgan, Lewis and Bockius.

“Earlier this month we completed the sale of certain assets of our polymers business, which was not strategic to our focus on the respiratory, critical care and neurocare markets.  We continue to actively seek acquisitions to complement and strengthen our existing offerings in these markets and to evaluate dispositions of non-strategic assets.

“Lastly we would like to comment on the remainder of 2003 and the overall progress within VIASYS .  We have been consistent since going public nearly two years ago that we expect to achieve 7% to 9% revenue growth and 13% to 15% growth in income from continuing operations before the impact of acquisitions.  To put this in proper perspective the overall performance of these operations had been negative in the three years prior to the spin-off from Thermo Electron.  We are very proud of what our organization has accomplished in turning this to positive growth while at the same time rebuilding the management team.  Thirteen of the fourteen corporate officers are new to the company in the last two and a half years and nine of those officers are new to their positions in the last year.  Along the way we have also paid off $48 million in debt and substantially improved cash flow from operations.  At the end of this year we will have a very strong balance sheet.  The most significant challenge is changing the culture to focus on innovation and growth.  The new leadership brings that commitment and results are already being seen.  Our stockholders should share in the pride of accomplishment to date but should not underestimate the magnitude of change required to achieve the full potential of VIASYS.  Inevitably, along the path to achieving this potential, we are going to face challenges just as we did in the third quarter.  We believe that the actions we are taking are building the foundation for a company that can accomplish far more over time.

“The fourth quarter should produce excellent results from our respiratory, critical care, and international operations.  It should also mark the first quarter of year over year growth for our neuro business.  We continue to expect to achieve 7% to 9% revenue growth and 13% to 15%

growth in income from continuing operations before the impact of acquisitions.  However, during the fourth quarter we could experience an increase in legal expense from our pending trial with INO Therapeutics and the possible write-off of non-strategic assets.  Those two issues could have a negative impact on results in the fourth quarter.  Our year-to-date results are well ahead of last year, we have a strong balance sheet, and we continue to generate increasing cash flow from operations.  We will manage through our challenges and stay focused on building the company as we have done for the last two years.”

Respiratory Technologies

Revenues increased 20.7% to $27.4 million in the third quarter of 2003 over the comparable quarter in 2002.  The increase occurred in the key focus areas of pulmonary function testing and sleep diagnostics and in the new business areas of sleep therapy and clinical services.  In addition, there were increased international sales of nitric oxide, a therapeutic gas used in the treatment of pulmonary hypertension.  The favorable impact of foreign currency translation accounted for 8.9 percentage points of the revenue increase.  Operating income increased 78.7%.

Critical Care

Revenues increased 6.8% to $27.0 million for the third quarter of 2003 over the comparable quarter in 2002.  The increase was due primarily to stronger than expected sales of Infant Flow, a device that provides non-invasive respiratory support for the treatment of newborns, and related disposables and Vela, VIASYS’ mid-range ventilation product.  Operating income increased 4.6%.

NeuroCare

Revenues decreased 9.9% to $20.1 million for the third quarter of 2003 over the comparable quarter of 2002.  The sales decrease was mainly in EEG and vascular products.  The decrease in EEG product sales was both volume and price driven, while the decrease in vascular product sales was primarily volume driven.  These decreases were partially offset by increased sales of audiology equipment.  Operating loss was $.6 million for the third quarter of 2003 as compared to operating income of $.9 in the third quarter of 2002.

Medical and Surgical Products

Two non-strategic assets in this segment have been divested in 2003.  The Medical and Surgical Products segment is now solely focused on medical disposables and orthopedics.  The third quarter performance was negatively impacted by customer inventory adjustments.

Revenues decreased 4.6% to $12.5 million for the third quarter of 2003 over the comparable quarter in 2002.  Operating income decreased 21.9%.  As described more fully below, the operations of Thermedics Polymer Products LLC (Thermedics) are now classified, net of tax, in discontinued operations.

Corporate Expenses

Corporate Expenses increased by $.6 million in the third quarter of 2003 over the comparable quarter of 2002 due primarily to increased recruiting and other professional fees, increased insurance costs and increased staffing costs offset by lower incentive compensation expense.

Effective Tax Rate

The effective tax rate decreased to 32.6% in the third quarter of 2003 from 35.2% in the third quarter of 2002.  Each quarter includes an adjustment to reduce the year-to-date effective tax rate from 36.5% to 35.5% in 2003 and from 38.0% to 37.0% in 2002.  The effective tax rate reductions are primarily attributable to increased benefits related to export sales and tax credits.

Discontinued Operations

On October 3, 2003, VIASYS sold substantially all of the assets of Thermedics which was reported in the Medical and Surgical Products segment.  As part of the sale, VIASYS estimated a loss on disposal, including expenses, of approximately $1.9 million after taxes.  This amount has been reserved for in the third quarter of 2003 in discontinued operations.  In the third quarter of 2002, discontinued operations included a $9.5 million after-tax write-down of VIASYS’ patient monitoring business, which was sold in the second quarter of 2003.

Net Income

For the third quarter of 2003, net income was $2.3 million as compared to a net loss of $5.0 million in the third quarter of 2002.

VIASYS will host an earnings release conference call on Wednesday, October 29, 2003, at 5:00 PM EST.  The call will be simultaneously webcast on the investor information page of VIASYS’ website, www.viasyshealthcare.com.  The call will be archived for two weeks on the VIASYS webpage and will also be available via phone at 877-519-4471, access code 4242448.

VIASYS Healthcare Inc. is a global, research-based medical technology company focused in respiratory, neurocare and medical and surgical products. VIASYS products are marketed under well-recognized brand names such as SensorMedics, Bird, Bear, Nicolet, Jaeger and EME.  VIASYS is headquartered in Conshohocken, PA.  More information can be found at http://www.viasyshealthcare.com.

This press release includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of Private Securities Litigation Reform Act of 1995 regarding, among other things, our expectations for our NeuroCare business, including our ability to launch new products and to make the business one of our profitable growth segments and our expectations regarding our revenue and income growth for the full year.  These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the integration of new management personnel, sales and marketing initiatives, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, patent protection and litigation. For further details and a discussion of these and other risks and uncertainties, please see our Annual Report on Form 10-K for the year ended December 28, 2002, which is on file with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

(1) These measures are not calculated under generally accepted accounting principles (GAAP).  In accordance with Regulation G of the Securities and Exchange Commission, a table reconciling these amounts to the most comparable GAAP number is shown below.

Reconciliation of Non-GAAP Financial Measures
(In Thousands Except Per Share Amounts)

	Third Quarter 2003	Third Quarter 2002
Operating Income from Continuing Operations	$6,733	$7,399

Restructuring Charges	461	624

Adjusted Operating Income from Continuing Operations	$7,194	$8,023

Income from Continuing Operations	$4,538	$4,591

Restructuring Charges (net of $161 and $219 of taxes)	300	405

Adjusted Income from Continuing Operations	$4,838	$4,996

Diluted Earnings per Share	$0.15	$0.18

Restructuring Charges per Share	0.01	$0.01

Adjusted Earnings per Share	$0.16	$0.19

Reconciliation of Non-GAAP Financial Measures
(In Thousands Except Per Share Amounts)

	Nine Months Ended Sept 27, 2003	Nine Months Ended Sept. 28, 2002
Operating Income from Continuing Operations	$28,124	$21,384

Restructuring Charges	461	3,817

Adjusted Operating Income from Continuing Operations	$28,585	$25,201

Income from Continuing Operations	$17,319	$12,649

Restructuring Charges (net of $161 and $1,426 of taxes)	300	2,391

Adjusted Income from Continuing Operations	$17,619	$15,040

Diluted Earnings per Share	$0.61	$0.47

Restructuring Charges per Share	0.01	$0.09

Adjusted Earnings per Share	$0.62	$0.56

Consolidated Statements of Income

(In Thousands Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	Sept 27, 2003	Sept 28, 2002

Revenues	$87,131	$83,538

Costs and Operating Expenses:
Cost of revenues	48,252	45,036
Selling, general and administrative expenses	25,498	24,807
Research and development expenses	6,187	5,672
Restructuring costs	461	624
	80,398	76,139

Operating Income	6,733	7,399
Interest Expense, net	(4)	(337)
Other Expense, net	1	26

Income from continuing operations before Provision for Income Taxes	6,730	7,088
Provision for Income Taxes	(2,192)	(2,497)
Income from continuing operations	4,538	4,591
Loss from discontinued operations (net of tax)	(2,226)	(9,634)
Net Income (loss)	$2,312	$(5,043)

Earnings (loss) per Share:
Basic
Continuing Operations	.15	.18
Discontinued Operations	(.07)	(.37)
	$.08	$(.19)
Diluted
Continuing Operations	.15	.18
Discontinued Operations	(.07)	(.37)
	$.08	$(.19)
Weighted Average Shares:
Basic	30,023	26,060

Diluted	31,105	26,268

Consolidated Statements of Income

(In Thousands Except Per Share Amounts)

	Nine Months Ended
	(unaudited)
	Sept 27, 2003	Sept 28, 2002

Revenues	$280,639	$248,223

Costs and Operating Expenses:
Cost of revenues	150,662	131,563
Selling, general and administrative expenses	81,975	71,238
Research and development expenses	19,417	20,221
Restructuring costs	461	3,817
	252,515	226,839

Operating Income	28,124	21,384
Interest Expense, net	(723)	(1,133)
Other Expense, net	(543)	(182)

Income from continuing operations before Provision for Income Taxes	26,858	20,069
Provision for Income Taxes	(9,539)	(7,420)
Income from continuing operations	17,319	12,649
Loss from discontinued operations (net of tax)	(3,496)	(8,302)
Net Income	$13,823	$4,347

Earnings (loss) per Share:
Basic
Continuing Operations	.63	.49
Discontinued Operations	(.13)	(.32)
	$.50	$.17
Diluted
Continuing Operations	.61	.47
Discontinued Operations	(.12)	(.31)
	$.49	$.16
Weighted Average Shares:
Basic	27,618	26,055

Diluted	28,198	26,663

VIASYS Healthcare Inc.

Revenues by Business Segment and Geography

(In thousands of dollars)

	Three Months Ended		Nine Months Ended
	Sept 27, 2003	Sept 28, 2002	Sept 27, 2003	Sept 28, 2002

Respiratory Technologies
Domestic	13,593	10,133	41,155	31,242
International	13,801	12,572	42,162	38,795
Total	27,394	22,705	83,317	70,037
backlog	18,200	18,800	18,200	18,800

Critical Care
Domestic	12,594	13,691	38,631	37,756
International	14,449	11,636	50,991	30,668
Total	27,043	25,327	89,622	68,424
backlog	11,700	5,800	11,700	5,800

NeuroCare
Domestic	14,104	15,850	43,562	47,516
International	6,046	6,503	22,384	22,037
Total	20,150	22,353	65,946	69,553
backlog	8,500	12,200	8,500	12,200

Medical and Surgical Products
Domestic	10,409	11,620	35,688	35,315
International	2,135	1,533	6,066	4,894
Total	12,544	13,153	41,754	40,209
backlog	10,300	12,600	10,300	12,600

Total VIASYS Continuing Operations
Domestic	50,700	51,294	159,036	151,829
International	36,431	32,244	121,603	96,394
Total	87,131	83,538	280,639	248,223
backlog	48,700	49,400	48,700	49,400